Exhibit 10(a)

CANCELLATION AGREEMENT

THIS AGREEMENT is made and entered into as of December 19, 2003 by and among Parker-Hannifin Corporation (the “Company”), Daniel T. Garey. (the “Executive”) and the Daniel T. Garey and Diane Worthington-Garey Irrevocable Trust dated December 22, 1999 (the “Trust”).

RECITALS

A. The Company and the Executive are parties to an Exchange Agreement dated as of February 22, 2000 (the “Exchange Agreement”) whereby the Executive agreed to the surrender of a portion of his future bonuses in the amount of $45,000 per year for five (5) years in exchange for the Company’s agreement to be bound by the terms of an Executive Estate Protection Plan Document (as defined in the Exchange Agreement). To date, the Executive has surrendered $174,655 in bonuses (the “Current Bonus Surrender”).

B. The Company, the Executive and the Trust are parties to an Executive Estate Protection Agreement dated as of February 22, 2000 (the “EEP Agreement”) whereby the Company has agreed to provide life insurance for the benefit of the Executive and his wife by funding the premiums on a Policy (as defined in the EEP Agreement) to be owned by the Trust. To date, the Company has paid $492,829 in premiums for the Policy (the “Premiums Paid”).

C. In September 2003, the Internal Revenue Service issued final regulations (the “Tax Regulations”) which have a significant negative affect on the Executive from a financial standpoint relative to the tax treatment of the Executive’s benefits under the EEP Agreement; and

D. As a result of the Tax Regulations, the Executive has requested that the Company and the Trust agree to the cancellation of their respective obligations under the Exchange Agreement and EEP Agreement.

E. The Company and the Trust are willing to accommodate the Executive’s request to cancel their respective obligations under the Exchange Agreement and the EEP Agreement pursuant to the terms and conditions stated herein, which are specifically designed to assure economic recovery by the Company of all premiums paid by the Company for the Policy.

AGREEMENT

1. The Executive, the Company and the Trust agree that the Exchange Agreement and the EEP Agreement shall be cancelled effective December 23, 2003 (the “Effective Date”) and, except as specifically provided herein, no party shall have any further obligation thereunder. For the avoidance of doubt, as of the Effective Date, (a) Surrendered Compensation (as defined in the Exchange Agreement) shall no longer be deducted from the Executive’s future bonuses from the Company; and (b) the Company shall have no further obligation to pay premiums for the Policy.

2. As of the Effective Date, the Trust and the Company shall instruct the Insurer (as defined in the EEP Agreement) in writing that they wish to surrender the Policy for its cash value (the “Cash Value”), payable to the Company in repayment for the Premiums Paid. The Cash Value shall belong to the Company.

3. As of the Effective Date, the Company shall credit the Executive’s account in the Company’s Executive Deferral Plan (the “EDP Account”) with an amount equal to the difference between Current Bonus Surrender minus the Cash Value Shortfall (the “EDP Credit”). The EDP Credit shall be allocated to the EDP Account in the same manner as the Executive’s current investment elections for the EDP Account. As used herein, the “Cash Value Shortfall” shall mean the difference between the Premiums Paid minus the Cash Value received by the Company.

4. The provisions contained in Section 4 of the Exchange Agreement that obligate the Company to disregard the Surrendered Compensation for purposes of determining the Executive’s benefits under the Company’s Supplemental Executive Retirement Program shall survive the cancellation of the Exchange Agreement.

5. This Agreement shall be governed by and construed under the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company, the Executive and the Trust have executed this Agreement as of the date first above written.

PARKER-HANNIFIN CORPORATION

By:	/s/ T. K. Pistell

Title:	V.P. Finance & Admin., CFO

/s/ Daniel T. Garey
Daniel T. Garey.

DANIEL T. GAREY AND DIANE WORTHINGTON-GAREY IRREVOCABLE TRUST DATED DECEMBER 22, 1999

By:	/s/ William Kobyljanec 12-19-03 Trustee

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